Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

DESIGN THERAPEUTICS

CONSULTING AGREEMENT

EFFECTIVE DATE: March 1, 2020

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the Effective Date set forth above by and between Design Therapeutics, Inc., a Delaware corporation (“Client”), and Marlinspike Group, LLC, a Delaware limited liability company (“Consultant”).

1.    Engagement of Services. Subject to the terms of this Agreement, Consultant agrees to render the services set forth on Exhibit A according to the schedule set forth therein, or as otherwise mutually agreed to by the parties (the “Services”).

2.    Compensation. Client will pay Consultant the compensation set forth on Exhibit A for the Services. Consultant will be reimbursed only for expenses approved by the Client that Consultant has furnished such documentation as Client may reasonably request. Client will be invoiced for expenses on the last business day of each month of service and paid within 30 days thereafter. At the option of the Client, the Client may pay the Consultant semi-monthly. Upon termination of this Agreement for any reason, Consultant will be paid for work which has been completed. Payment to Consultant of undisputed expenses will be due 30 days following Client’s receipt of an invoice that contains accurate records of the work performed sufficient to document the invoiced expenses.

3.    Ownership of Work Product. Consultant agrees that any and all Work Product (as defined below) shall be the sole and exclusive property of Client. Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others), for Client during the term of this Agreement, including all applicable copyrights, patents, trademarks, trade secrets, and other applicable intellectual property rights therein (the “Work Product”). For the avoidance of doubt, Consultant and Client acknowledge and agree that “Work Product”, as used in this Agreement, shall specifically exclude any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Consultant for any entity other than Client, including, without limitation, [***], provided, in each case, that Consultant does not breach its obligations under Section 5 below.    Consultant retains no rights to use the Work Product following the term of this Agreement and agrees not to challenge the validity of Client’s ownership of the Work Product. Consultant agrees not to use or incorporate into Work Product any intellectual property developed by any third party or by Consultant other than in the course of performing the Services for Client. As requested by the Client, and only with respect to Work Product, Consultant shall take all steps reasonably necessary to assist the Client, at Client’s expense, in obtaining and enforcing in its own name rights to any such Work Product. Consultant’s obligation to assist the Client, at Client’s expense, shall continue beyond the termination of Consultant’s relationship with the Client.

4.    Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents. Neither party is authorized to make any representation, contract or commitment on behalf of the other party. Consultant will not be entitled to any of the benefits that Client may make

1.	***Certain Confidential Information Omitted

available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Client will not withhold federal, state or any other employee payroll taxes or withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant.

5.    Confidential Information. Consultant agrees that during the term of this Agreement and thereafter it will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and will not disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, whether during or before the term of this Agreement, that is not generally known in the Client’s trade or industry and shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant shall first have given notice to Client, if possible, and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information.

6.    No Conflict of Interest; Non-Solicitation

6.1    During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of Services rendered for Client, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the actual breach by Consultant of any services agreement with any third party.

6.2    During the term of this Agreement, Consultant will not, without Client’s express written consent, directly or indirectly, engage in any activities that are competitive with the Client.

6.3    During the term of this Agreement and for the one (1) year period thereafter, Consultant will not, either directly or through others, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Client to terminate his, her or its relationship with Client, even if Consultant does not initiate the discussion or seek out the contact.

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7.    Term and Termination. This Agreement shall continue in effect until otherwise terminated by the parties pursuant to the terms hereof. The parties may terminate this agreement at any time and for any reason upon mutual agreement. Either party may terminate this Agreement unilaterally, with or without cause, at any time upon 30 days’ prior written notice to the other party. If this Agreement is unilaterally terminated by the Client for any reason, other than for cause, then Client will be subsect to a termination fee payable to Consultant in an amount equal to $[***], which will be payable at a rate of $[***] per month starting on the first day of the month following the date of such termination hereof.

8.    Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without Client’s prior written consent. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.

9.    Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.

10.    Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.    Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

12.    Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including but not limited to, that certain consulting agreement by and between Client and Consultant dated January 1, 2019, as amended. The terms of this Agreement will govern all the Services undertaken by Consultant for Client. This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

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The parties have executed this Agreement as of the Effective Date.

CLIENT:

Design Therapeutics, Inc.

By:	/s/ Rodney Lappe
	Name:	Rodney Lappe, PhD
	Title:	Director

Email:

Address:		991C Lomas Santa Fe Dr. #436 Solana Beach, CA 92075

Marlinspike Group, LLC:

Pratik Shah, PhD
Marlinspike Group, LLC

/s/ Pratik Shah
Signature

President
Title (if applicable)

Email

Address:

4.	***Certain Confidential Information Omitted

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT A

SERVICES:

Summary: Consultant will utilize the efforts of Marlinspike Group employees (including [***]) to provide business consulting and lab management services.

Consultant will also provide Client with use of its office space and conference room facilities at [***], on an as-available basis from time to time as reasonably requested by Client and at the discretion of Consultant.

Compensation: $[***] per calendar month due on the first of each month